Exhibit 16.1

October 1, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re: Getting Ready Corporation

Gentlemen:

We have read the statement that we understand Getting Ready Corporation will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements make under Item 4.

Yours truly,

/s/ Pender Newkirk & Company LLP
Certified Public Accountants
Tampa, Florida

Pender Newkirk & Company LLP • Certified Public Accountants
100 South Ashley Drive • Suite 1650 • Tampa, Florida 33602. (813) 229-2321 • Fax: (813) 229-2359
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Member of AGN International, LtcL — A Worldwide Association of Separate and Independent Accounting and Consulting Firms
Member of Private Companies Practice Section and Center for Audit Quality of the American Institute of Certified Public Accountants